MANAGEMENT AGREEMENT
THIS AGREEMENT, made as of the 2nd
day of April, 1993, among DEAN WITTER WORLD
CURRENCY FUND L.P., a Delaware limited
partnership (the "Partnership"), DEMETER
MANAGEMENT CORPORATION, a Delaware
corporation (the "General Partner"), and CCA
CAPITAL MANAGEMENT, INC., a New York
corporation (the "Trading Advisor").
W I T N E S S E T H:
WHEREAS, the Partnership has been
organized to engage primarily in speculative
trading of futures and forward contracts and
options on futures on a diversified portfolio
of foreign currencies and related instruments
and securities (such as United States
Treasury bills) approved by the Commodity
Futures Trading Commission (the "CFTC") for
investment of customer funds (hereinafter
referred to collectively as "commodity
interest contracts");
WHEREAS, the Trading Advisor has extensive
experience trading in commodity interest
contracts and is willing to provide certain
services and undertake certain obligations as
set forth herein;
WHEREAS, the Partnership desires the Trading
Advisor to act as a trading advisor for the
Partnership and to make investment decisions
with respect to commodity interest contracts
for its allocated share of the Partnership's
Net Assets and the Trading Advisor desires so
to act;
WHEREAS, the Partnership plans to offer Units
of Limited Partnership Interest ("Units") to
investors in a public offering under the
Securities Act of 1933, as amended (the
"Securities Act"), pursuant to a Registration
Statement on Form S-1 (No. 33-55806) (as
amended from time to time, the "Registration
Statement") and a final Prospectus dated
February 5, 1993, constituting a part thereof
(as amended and supplemented, the
"Prospectus"); and
WHEREAS, the Partnership, the General Partner
and the Trading Advisor wish to enter into
this Management Agreement which, among other
things, sets forth certain terms and
conditions upon which the Trading Advisor
will conduct a portion of the Partnership's
commodity interest contract trading;
NOW, THEREFORE, the parties hereto hereby
agree as follows:
1.	Undertakings in Connection with the
Offering of Units.
(a)	The Trading Advisor agrees:  (i) to make
all disclosures regarding itself, its
principals and affiliates, its trading
performance, its trading systems, methods,
and strategies (subject to the need, in the
reasonable discretion of the Trading Advisor,
to preserve the secrecy of proprietary
information concerning such systems, methods,
and strategies), any client accounts over
which it has direct or indirect discretionary
trading authority (other than the names of
any such clients), and otherwise, as the
Partnership may reasonably require (x) to be
made in the Partnership's Prospectus required
by Section 4.21 of the CFTC's Regulations,
including any amendments or supplements
thereto, or (y) to comply with any applicable
federal or state law or rule or regulation,
including those of the Securities and
Exchange Commission (the "SEC"), the CFTC,
the National Futures Association (the "NFA"),
the National Association of Securities
Dealers, Inc. (the "NASD") or any other
regulatory body, exchange, or board; and
(ii) otherwise to cooperate with the
Partnership and the General Partner by
providing information regarding the Trading
Advisor in connection with the preparation
and filing of the Registration Statement and
Prospectus, including any pre- or
post-effective amendments or supplements
thereto, with the SEC, CFTC, NFA, NASD, and
with appropriate governmental authorities as
part of making application for registration
of the Units under the securities or Blue Sky
laws of such jurisdictions as the Partnership
may deem appropriate.
(b)	The General Partner, in its sole
discretion and at any time prior to the
commencement of trading operations, may
(i) withdraw the SEC registration of the
Units, or (ii) discontinue the offering of
Units.  Upon any such withdrawal or
discontinuance, this Agreement shall be
terminated.
(c)	If, while Units continue to be offered
and sold, the Trading Advisor becomes aware
      of any untrue or misleading statement
or omission regarding itself or any of its
principals or affiliates in the Registration
Statement or Prospectus, or of the occurrence
of any event or change in circumstances which
would result in there being any untrue or
misleading statement or omission in the
Registration Statement or Prospectus
regarding itself or any of its principals or
affiliates, such Trading Advisor shall
promptly notify the General Partner and shall
cooperate with it in the preparation of any
necessary amendments or supplements to the
Registration Statement or Prospectus.
2.	Duties of the Trading Advisor.
(a)	Upon the commencement of trading
operations by the Partnership, the Trading
Advisor hereby agrees to act as a Trading
Advisor for the Partnership and, as such,
shall have sole authority and responsibility
for directing the investment and reinvestment
of its allocable share of the Net Assets of
the Partnership pursuant to its Forex Program
on the terms and conditions and in accordance
with the prohibitions and trading policies
set forth in this Agreement, the
Partnership's Limited Partnership Agreement
as from time to time in effect (the "Limited
Partnership Agreement"), and the Prospectus;
provided, however, that the General Partner
may override the instructions of the Trading
Advisor to the extent necessary (i) to comply
with the trading policies of the Partnership
described in the Limited Partnership
Agreement and the Prospectus (as amended as
provided herein) and with applicable
speculative position limits, (ii) to fund any
distributions, redemptions, or
reapportionments among other trading advisors
to the Partnership, (iii) to pay the
Partnership's expenses, (iv) to the extent
the General Partner reasonably believes doing
so is necessary for the protection of the
Partnership, (v) to terminate the commodity
trading of the Partnership, or (vi) to comply
with any applicable law or regulation.  The
General Partner agrees not to override any
such instructions for the reasons specified
in clauses (ii) or (iii) of the preceding
sentence unless the Trading Advisor fails to
comply with a request of the General Partner
to make the necessary amount of funds
available to the Partnership within five days
of such request.  The Trading Advisor shall
      not be liable for the consequences of
any decision by the General Partner to
override instructions of the Trading Advisor,
except to the extent that the Trading Advisor
is in breach of this Agreement.  In
performing services for the Partnership, the
Trading Advisor may not materially alter or
change the trading program used by the
Trading Advisor in investing and reinvesting
its allocable share of the Partnership's Net
Assets in commodity interest contracts as
described in the Prospectus without the prior
written consent of the General Partner.
(b)	The Trading Advisor shall:
(i)	Exercise good faith and
due care in determining the trades in
commodity interest contracts for the account
of the Partnership in accordance with the
prohibitions and trading policies of the
Partnership and the trading systems, methods,
and strategies of the Trading Advisor
described in the Prospectus which relate to
the Forex Program and the Trading Advisor's
general trading techniques, with such changes
and additions to such trading system, methods
or strategies as the Trading Advisor, from
time to time, incorporates into its trading
approach for accounts the size of the
Partnership, subject to prior written
approval by the General Partner of any
material changes and additions, it being
understood that changes in the commodity
interest contracts traded will not be deemed
a material change or addition.
(ii)	Provide the General
Partner, within 30 days of a request therefor
by the General Partner, with information
comparing the performance of the
Partnership's account and the performance of
all other accounts directed by the Trading
Advisor using the trading program used by the
Trading Advisor for the Partnership over a
specified period of time.  In providing such
information, the Trading Advisor may take
such steps as are necessary to assure the
confidentiality of the Trading Advisor's
clients' identities.  The Trading Advisor
shall, upon the General Partner's request,
consult with the General Partner concerning
any discrepancies between the performance of
such other accounts and the Partnership's
account.  The Trading Advisor shall at any
       time inform the General Partner of any
material discrepancies of which the Trading
Advisor is aware.  The General Partner
acknowledges that the Trading Advisor offers
multiple trading programs and that different
trading strategies or methods may be utilized
for differing sizes of accounts, accounts
with different trading policies, accounts
experiencing differing inflows or outflows of
equity, accounts which commence trading at
different times, accounts which have
different portfolios or different fiscal
years and that such difference may cause
divergent trading results.
(iii)	Subject to reasonable
assurances of confidentiality by the General
Partner and the Partnership, provide the
General Partner with all material information
concerning the Trading Advisor (including,
without limitation, information relating to
changes in control, personnel, trading
approach, material administrative, civil, or
criminal actions, or financial condition) but
nothing herein shall require the Trading
Advisor to disclose proprietary information
concerning its trading system.  The General
Partner acknowledges that the Trading
Advisor's trading approach and all trading
instructions made by the Trading Advisor are
confidential property of the Trading Advisor
and will at all times be held in confidence
by the General Partner, except to the extent
necessary to conduct the business of the
Partnership or as required by law.
(iv)	Inform the General
Partner when the open positions maintained by
the Trading Advisor exceed the Trading
Advisor's applicable speculative position
limits.
(c)	All purchases and sales of commodity
interest contracts pursuant to this Agreement shall be for the account, and at the risk, of the Partnership and not for the account, or at the risk, of the Trading Advisor or any of its stockholders, directors, officers, employees, or affiliates, or any other person, if any, who directly or indirectly controls the Trading Advisor within the meaning of the Securities Act. All brokerage fees and commissions arising from trading by the Trading Advisor shall be for the account of the Partnership.

(d)	Prior to the commencement of trading by
the Partnership, the General Partner on
behalf of the Partnership shall deliver to
the Trading Advisor a trading authorization
appointing the Trading Advisor the
Partnership's attorney-in-fact for such
purpose.
3.	Designation of Additional Trading
Advisors and Reallocation of Net Assets.
(a)	If the General Partner at any time deems
it to be in the best interests of the
Partnership, the General Partner may
designate an additional trading advisor or
advisors for the Partnership and may
apportion to such additional trading
advisor(s) the management of such amounts of
Net Assets (as defined in Section 6(c)
hereof) as the General Partner shall
determine in its absolute discretion.  The
designation of an additional trading advisor
or advisors and the apportionment of Net
Assets to any such trading advisor(s)
pursuant to this Section 3 shall neither
terminate this Agreement nor modify in any
regard the respective rights and obligations
of the Partnership, the General Partner, and
the Trading Advisor hereunder.  In the event
that an additional trading advisor or
advisors is so designated, the Trading
Advisor shall thereafter receive management
and incentive fees based, respectively, on
that portion of the Net Assets managed by the
Trading Advisor and the Trading Profits
attributable to the trading by the Trading
Advisor.
(b)	The General Partner may at any time and
from time to time upon two business days'
prior notice reallocate Net Assets allocated
to the Trading Advisor to any other trading
advisor or advisors of the Partnership or
allocate additional Net Assets upon two
business days' prior notice to the Trading
Advisor from such other trading advisor or
advisors.
4.	Trading Advisors Independent.
For all purposes of this Agreement, the
Trading Advisor shall be deemed to be an
independent contractor and shall, unless
otherwise expressly provided herein or
authorized, have no authority to act for,
represent, or bind the Partnership in any way
or otherwise be deemed an agent of the
Partnership.  Nothing contained herein shall
be deemed to require the Partnership to take
any action contrary to the Limited
Partnership Agreement, the Certificate of
Limited Partnership of the Partnership as
from time to time in effect (the "Certificate
of Limited Partnership"), or any applicable
law or rule or regulation of any regulatory
body, exchange, board, or authority.  Nothing
herein contained shall constitute the Trading
Advisor or any other trading advisor or
advisors for the Partnership as members of
any partnership, joint venture, association,
syndicate or other entity, or be deemed to
confer on any of them any express, implied,
or apparent authority to incur any obligation
or liability on behalf of any other.  It is
expressly agreed that the Trading Advisor is
neither a promoter, sponsor, or issuer with
respect to the Partnership, nor does the
Trading Advisor have any authority or
responsibility with respect to the sale or
issuance of Units.
5.	Commodity Broker.
The Trading Advisor shall effect all
transactions in commodity interests
(including all forward contracts) for the
Partnership through, and shall maintain a
separate account with, such commodity broker
or brokers as the General Partner shall
direct.  At the present time, Dean Witter
Reynolds Inc. ("DWR") shall act as commodity
broker for the Partnership.  The General
Partner shall provide the Trading Advisor
with copies of brokerage statements.
Notwithstanding that DWR shall act as the
commodity broker for the Partnership, the
Trading Advisor may execute trades through
floor brokers other than those employed by
DWR so long as arrangements are made for such
floor brokers to "give up" or transfer the
position to DWR.
6.	Fees.
(a)	For the services to be rendered to the
Partnership by the Trading Advisor under this
Agreement, the Partnership shall pay the
Trading Advisor the following fees:
(i)	A monthly management fee,
without regard to the profitability of the
Trading Advisor's trading for the
Partnership's account, equal to 1/4 of 1% (a
3% annual rate) of the "Net Assets" of the
       Partnership allocated to the Trading
Advisor (as defined in Section 6(c)) as of
the end of each calendar month (before
additions and deduction of the management
fee, any accrued incentive fee, and any
redemptions and distributions as of the end
of such month).
(ii)	A quarterly incentive fee
equal to 17.5% of the "Trading Profits" (as
defined in Section 6(d)) as of the end of
each calendar quarter, payable on a
non-netted basis vis-a-vis other trading
advisor(s) for the Partnership.  The initial
incentive period will commence on the date of
the Partnership's first closing (the "First
Closing") and shall end on the last day of
the first calendar quarter ending after such
First Closing occurs.  Any accrued incentive
fees with respect to any Units redeemed at
the end of the month which is not the end of
a calender quarter will be deducted and paid
to the Trading Advisor at the time of
redemption and any Trading Profits with
respect to such Units will not be included
for purposes of determining incentive fees
thereafter.
(b)	If this Agreement is terminated on a
date other than the end of a calendar
quarter, the incentive fee described above
shall be determined as if such date were the
end of a calendar quarter.  If this Agreement
is terminated on a date other than the end of
a calendar month, the management fee
described above shall be determined as if
such date were the end of a month, but such
fee shall be prorated based on the ratio of
the number of trading days in the month
through the date of termination to the total
number of trading days in the month.  If,
during any month after the Partnership
commences trading operations (including the
month in which the Partnership commences such
operations), the Partnership does not conduct
business operations, or suspends trading for
the account of the Partnership managed by the
Trading Advisor, or, as a result of an act or
material failure to act by the Trading
Advisor, is otherwise unable to utilize the
trading advice of the Trading Advisor on any
of the trading days of that period for any
reason, the management fee described above
shall be prorated based on the ratio of the
number of trading days in the month which the
       Partnership account managed by the
Trading Advisor engaged in trading operations
or utilizes the trading advice of the Trading
Advisor to the total number of trading days
in the month.  The management fee payable to
the Trading Advisor for the month in which
the Partnership begins to receive trading
advice from the Trading Advisor pursuant to
this Agreement shall be prorated based on the
ratio of the number of trading days in the
month from the day the Partnership begins to
receive such trading advice to the total
number of trading days in the month.
(c)	As used herein, the term "Net Assets"
shall have the same meaning as in
Section 7(d) of the Limited Partnership
Agreement of the Partnership.
(d)	As used herein, the term "Trading
Profits" shall mean net commodity interest
contract trading profits (realized and
unrealized) earned on the Partnership's Net
Assets (excluding interest earned or credited
on the Partnership's Net Assets) allocated to
the Trading Advisor, decreased by the Trading
Advisor's monthly management fees, and the
brokerage commissions, floor brokerage fees,
give up or transfer fees, NFA fees, and other
transaction fees and costs relating to the
Trading Advisor's allocated Net Assets and a
pro rata portion of administrative expenses,
and other fees and expenses (excluding
extraordinary expenses) which are chargeable
to the Trading Advisor's allocated Net
Assets; with such trading profits and items
of decrease determined from the end of the
last calendar quarter at which an incentive
fee was earned by the Trading Advisor or, if
no incentive fee has been earned previously
by the Trading Advisor, from the date that
the Partnership commenced trading to the end
of the calendar quarter as of which such
incentive fee calculation is being made.
(e)	If any payment of incentive
fees is made to the Trading Advisor on
account of Trading Profits earned by the
Partnership on Net Assets allocated to the
Trading Advisor and the Partnership
thereafter fails to earn Trading Profits or
experiences losses for any subsequent
incentive period with respect to such amounts
so allocated, the Trading Advisor shall be
entitled to retain such amounts of incentive
fees previously paid to the Trading Advisor
       in respect of such Trading Profits.
However, no subsequent incentive fees shall
be payable to the Trading Advisor until the
Partnership has again earned Trading Profits
on the Trading Advisor's allocated Net
Assets; provided, however, that if the
Trading Advisor's allocated Net Assets are
reduced because of redemptions or
reallocations which occur at the end of, or
subsequent to, a calendar quarter in which
the Trading Advisor experiences a commodity
interest trading loss with respect to Net
Assets allocated to the Trading Advisor, the
trading loss for that incentive period which
must be recovered before the Trading
Advisor's allocated Net Assets will be deemed
to experience Trading Profits will be equal
to the amount determined by (x) dividing the
Trading Advisor's allocated Net Assets after
such redemptions or reallocations by the
Trading Advisor's allocated Net Assets
immediately before such redemptions or
reallocations and (y) multiplying that
fraction by the amount of the unrecovered
commodity interest trading loss experienced
in that incentive period prior to redemptions
or reallocations.  In the event that the
Partnership experiences a commodity interest
trading loss in more than one calendar
quarter with respect to the Trading Advisor's
allocated Net Assets without an intervening
payment of an incentive fee and Net Assets
are reduced in more than one such calendar
quarter because of redemptions or
reallocations, then the trading loss for each
such incentive period shall be adjusted in
accordance with the formula described above
and only such reduced amount of commodity
interest trading loss shall be carried
forward and used to offset subsequent
commodity interest trading profits.  The
portion of redemptions to be allocated to the
Net Assets of the Partnership managed by each
of the trading advisors to the Partnership
shall be in the sole discretion of the
General Partner.
(f)	If a loss carryforward exists
at the time of the second or third closings,
the loss carryforward in effect for purposes
of calculating a quarterly incentive fee
shall be deemed to be increased by an amount
calculated as follows:  the product of
(i) the amount of the loss carryforward
       multiplied by (ii) the amount of new
funds allocated to the Trading Advisor at
each such closing at which there is a loss
carryforward divided by the Trading Advisor's
allocated Net Assets immediately prior to the
allocation of such new funds.
(g)	No increase in either the
incentive fee or the management fee payable
by the Partnership may take effect until the
first business day following a Redemption
Date (as defined in the Prospectus) provided
that:  (i) notice of such increase is mailed
to each Limited Partner at least five
business days prior to the last date on which
a "Request for Redemption" must be received
by the General Partner with respect to the
applicable Redemption Date; and (ii) such
notice describes the voting rights of Limited
Partners.
7.	Term.
This Agreement shall continue in effect for a
period of two years after the end of the
month in which the Partnership commences
trading operations.  After such two-year
period, this Agreement will remain in effect
but the Trading Advisor may terminate this
Agreement upon 30 days' prior written notice
to the Partnership.  This Agreement shall
terminate if the Partnership terminates.  The
Partnership shall have the right to terminate
this Agreement at its discretion (a) upon 15
days' prior written notice to the Trading
Advisor or (b) at any time upon written
notice to the Trading Advisor upon the
occurrence of any of the following events:
(i) if [any person described as a "principal"
of the Trading Advisor in the Prospectus]
ceases for any reason to actively participate
in the management of the Trading Advisor;
(ii) if the Trading Advisor becomes bankrupt
or insolvent; (iii) if the Trading Advisor is
unable to use its trading systems or methods
as in effect on the date hereof and as
refined and modified in the future for the
benefit of the Partnership; (iv) if the
registration, as a commodity trading advisor
or otherwise, of the Trading Advisor with the
CFTC or its membership in the NFA is revoked,
suspended, terminated, or not renewed, or
limited or qualified in any respect;
(v) except as provided in Section 11 hereof,
if the Trading Advisor merges or consolidates
with, or sells or otherwise transfers its
       advisory business, or all or a
substantial portion of its assets, any
portion of its commodity trading systems or
methods, or its goodwill to, any individual
or entity; (vi) if the Trading Advisor's
initially allocated Net Assets, after
adjusting for distributions, redemptions, or
reallocations, if any, shall decline by 50%
or more as a result of trading losses;
(vii) if, at any time, the Trading Advisor
violates any trading policy set forth in the
Limited Partnership Agreement or the
Prospectus or any administrative policy
described in writing by the General Partner,
except with the prior express written consent
of the General Partner; or (viii) if the
Trading Advisor fails in a material manner to
perform any of its obligations under this
Agreement.  The Trading Advisor may terminate
this Agreement at any time, upon written
notice to the Partnership, in the event:
(i) of the receipt by the Trading Advisor of
an opinion of independent counsel that by
reason of the Trading Advisor's activities
with respect to the Partnership, it is
required to register as an investment adviser
under the Investment Advisers Act of 1940 and
it is not so registered; (ii) that the
General Partner imposes additional trading
limitation(s) in the form of one or more
trading policies or administrative policies
which the Trading Advisor does not agree to
follow in its management of its allocable
share of the Partnership's Net Assets;
(iii) the General Partner objects to the
Trading Advisor implementing a proposed
material change in the Trading Advisor's
trading program(s) used by the Partnership
and the Trading Advisor certifies to the
General Partner in writing that it believes
such change is in the best interests of the
Partnership; (iv) the General Partner
overrides a trading instruction of the
Trading Advisor for reasons unrelated to a
determination by the General Partner that the
Trading Advisor has violated the
Partnership's trading policies and the
Trading Advisor certifies to the General
Partner in writing that as a result, the
Trading Advisor believes the performance
results of the Trading Advisor relating to
the Partnership will be materially adversely
affected; (v) the Partnership materially
breaches this Agreement and does not correct
       the breach within 10 days of receipt
of a written notice of such breach from the
Trading Advisor; (vi) the Trading Advisor has
amended its trading program to include a
foreign futures or option contract which may
lawfully be traded by the Partnership under
CFTC regulations and counsel, mutually
acceptable to the parties, has not opined
that such inclusion would cause adverse tax
consequences to Limited Partners and the
General Partner does not consent to the
Trading Advisor's trading such contract for
the Partnership within 5 business days of a
written request by the Trading Advisor to do
so, and, if such consent is given, does not
make arrangements to facilitate such trading
within 30 days of such notice; (vii) the
Trading Advisor's allocable share of the
Partnership's Net Assets are below $1
million; and (viii) if the registration, as a
commodity pool operator, of the General
Partner with the CFTC or its membership in
the NFA is revoked, suspended, terminated, or
not renewed or limited or qualified in any
respect.
The indemnities set forth in Section 8 hereof
shall survive any termination of this
Agreement.
8.	Standard of Liability;
Indemnifications.
(a)	The Partnership.  The
Partnership shall indemnify, defend, and hold
harmless the Trading Advisor, its controlling
persons, their affiliates and their
respective directors, officers, shareholders,
employees, and controlling persons, from and
against any and all losses, claims, damages,
liabilities (joint and several), costs, and
expenses (including any reasonable
investigatory, legal, and other expenses
incurred in connection with, and any amounts
paid in, any settlement; provided that the
Partnership shall have approved such
settlement) resulting from a demand, claim,
lawsuit, action, or proceeding (other than
those incurred as a result of claims brought
by or in the right of an indemnified party)
relating to the business or activities
undertaken by the Trading Advisor pursuant to
this Agreement or a breach of this Agreement
or a representation, warranty or covenant
herein by the General Partner or the
Partnership; provided that a court of
competent jurisdiction upon entry of a final
judgement finds (or, if no final judgement is
entered, an opinion is rendered to the
Partnership and the Trading Advisor by
independent counsel reasonably acceptable to
both parties) to the effect that the action
or inaction of such indemnified party that
was the subject of the demand, claim,
lawsuit, action, or proceeding did not
constitute negligence, misconduct, or a
breach of this Agreement or of a
representation, warranty or covenant herein
and was done in good faith and in a manner
such indemnified party reasonably believed to
be in, or not opposed to, the best interests
of the Partnership.  The termination of any
demand, claim, lawsuit, action, or proceeding
by settlement shall not, of itself, create a
presumption that the conduct in question was
not undertaken in good faith and in a manner
reasonably believed to be in, or not opposed
to, the best interests of the Partnership.
No indemnification shall be due
hereunder for any matter for which any person
or entity is indemnified by the Trading
Advisor under the Selling Agreement.
(b)	The Trading Advisor.  In
respect of the Trading Advisor's role in the
commodity interest contract trading of the
Partnership's assets, none of the Trading
Advisor, or its controlling persons, its
affiliates, and their respective directors,
officers, shareholders, employees or
controlling persons shall be liable to the
Partnership or the General Partner or their
partners, officers, shareholders, directors
or controlling persons except that the
Trading Advisor will be liable for acts or
omissions of any such person provided that
such act or omission constitutes a breach of
this Agreement or of a representation,
warranty or covenant herein, misconduct or
negligence or is the result of any such
person not having acted in good faith and in
the reasonable belief that such actions or
omissions were in, or not opposed to, the
best interests of the Partnership.
The Trading Advisor shall
indemnify, defend and hold harmless the
Partnership and the General Partner, their
       controlling persons, their affiliates
and their respective directors, officers,
partners, shareholders, employees, and
controlling persons from and against any and
all losses, claims, damages, liabilities
(joint and several), costs, and expenses
(including any reasonable investigatory,
legal, and other expenses incurred in
connection with, and any amounts paid in, any
settlement; provided that the Trading Advisor
shall have approved such settlement) incurred
as a result of any action or omission
involving the Partnership's commodity
interest contract trading of the Trading
Advisor, or any of its controlling persons or
affiliates or their respective directors,
officers, partners, shareholders, or
employees; provided that such liability
arises from an act or omission of the Trading
Advisor, or any of its controlling persons or
affiliates or their respective directors,
officers, partners, shareholders, or
employees which is found by a court of
competent jurisdiction upon entry of a final
judgment (or, if no final judgment is
entered, an opinion is rendered to the
Partnership by independent counsel reasonably
acceptable to both parties) to be a breach of
this Agreement or of a representation,
warranty or covenant herein, the result of
bad faith, misconduct or negligence, or
conduct not done in good faith in the
reasonable belief that it was in, or not
opposed to, the best interests of the
Partnership.
No indemnification shall be due
hereunder for any matter for which any person
or entity is indemnified by the Partnership
under the Selling Agreement.
(c)	Promptly after receipt by an
indemnified party under Sections 8(a) and (b)
hereof of notice of the commencement of any
action, claim, or proceeding to which either
of such subsections may apply, the
indemnified party will notify the
indemnifying party in writing of the
commencement thereof if a claim in respect
thereof is to be made against the
indemnifying party under either of such
subsections; but the omission so to notify
the indemnifying party will not relieve the
indemnifying party from any liability which
       the indemnifying party may have to the
indemnified party otherwise than under either
of such subsections, except where such
omission has materially prejudiced the
indemnifying party.  In case any action,
claim, or proceeding is brought against an
indemnified party and the indemnified party
notifies the indemnifying party of the
commencement thereof as provided above, the
indemnifying party will be entitled to
participate therein and, to the extent that
the indemnifying party desires, to assume the
defense thereof with counsel selected by the
indemnifying party and not unreasonably
disapproved by the indemnified party.  After
notice from the indemnifying party to the
indemnified party of the indemnifying party's
election so to assume the defense thereof as
provided above, the indemnifying party will
not be liable to the indemnified party under
either of such subsections for any legal and
other expenses subsequently incurred by the
indemnified party in connection with the
defense thereof, other than reasonable costs
of investigation.
Notwithstanding the preceding
paragraph, if, in any action, claim, or
proceeding as to which indemnification is or
may be available under Sections 8(a) and (b)
hereof, an indemnified party reasonably
determines that its interests are or may be
adverse, in whole or in part, to the
indemnifying party's interests or that there
may be legal defenses available to the
indemnified party which are different from,
in addition to, or inconsistent with the
defenses available to the indemnifying party,
the indemnified party may retain its own
counsel in connection with such action,
claim, or proceeding and will be indemnified
by the indemnifying party for any legal and
other expenses reasonably incurred in
connection with investigating or defending
such action, claim, or proceeding.  In no
event, however, will the indemnifying party
be liable for the fees and expenses of more
than one counsel for all indemnified parties
in connection with any one action, claim or
proceeding or in connection with separate but
similar or related actions, claims, or
proceedings in the same jurisdiction arising
out of the same general allegations.  The
indemnifying party will not be liable for any
       settlement of any action, claim or
proceeding effected without the indemnifying
party's express written consent, but if any
action, claim, or proceeding is settled with
the indemnifying party's express written
consent or if there is a final judgment for
the plaintiff in any such action, claim, or
proceeding, the indemnifying party will
indemnify, defend, and hold harmless an
indemnified party as provided in
Sections 8(a) and (b) hereof.
(d)	The foregoing agreements of
indemnity shall be in addition to, and shall
in no respect limit or restrict, any other
remedies which may be available to an
indemnified person.
9.	Right to Advise Others
and Uniformity of Acts
and Practices.
(a)	The Trading Advisor is engaged in the
business of advising investors as to the
purchase and sale of commodity interest
contracts.  During the term of this
Agreement, the Trading Advisor, its
principals, and its affiliates will be
advising other investors (including officers,
directors, and employees of the Trading
Advisor and their families, principals and
affiliates of the Trading Advisor, and
stockholders, officers, directors, and
employees of the principals and affiliates of
the Trading Advisor and their families) and
trading for their own accounts.  However,
under no circumstances shall the Trading
Advisor by any act or omission knowingly
favor any account advised or managed by the
Trading Advisor over the account of the
Partnership in any way or manner (other than
by charging different management and/or
incentive fees).  The Trading Advisor agrees
to treat the Partnership in a fiduciary
capacity to the extent recognized by
applicable law, but, subject to that
standard, the Trading Advisor or any of its
principals or affiliates shall be free to
advise and manage accounts for other
investors (and to charge fees that are
different from the fees charged to the
Partnership) and shall be free to trade on
the basis of the same trading program
employed by the Trading Advisor for the
account of the Partnership, or trading
systems, methods, or strategies which are
entirely independent of, or materially
different from, the trading program employed
for the account of the Partnership, and shall
be free to compete for the same commodity
interest contracts as the Partnership or to
take positions opposite to the Partnership,
where such actions do not knowingly or
deliberately prefer any of such accounts over
the account of the Partnership.
(b)	The Trading Advisor shall not be
restricted as to the number or nature of its
clients, except that:  (i) so long as the
Trading Advisor acts as a trading advisor for
the Partnership, neither the Trading Advisor
nor any of its principals or affiliates shall
hold knowingly any position or control any
other account which would cause the
Partnership, the Trading Advisor, or the
principals or affiliates of the Trading
Advisor to be in violation of the Commodity
Exchange Act or any regulations promulgated
thereunder, any applicable rule or regulation
of the CFTC or any other regulatory body,
exchange, or board; and (ii) neither the
Trading Advisor nor any of its principals or
affiliates shall render commodity trading
advice to any other individual or entity or
otherwise engage in activity which shall
knowingly cause positions in commodity
interest contracts to be attributed to the
Trading Advisor under the rules or
regulations of the CFTC or any other
regulatory body, exchange, or board so as to
require the significant modification of
positions taken or intended for the account
of the Partnership; provided that the Trading
Advisor may modify its trading systems,
methods, or strategies to accommodate the
trading of additional funds or accounts.  If
applicable speculative position limits are
exceeded by the Trading Advisor in the
opinion of (i) independent counsel (who shall
be other than counsel to the Partnership),
(ii) the CFTC, or (iii) any other regulatory
body, exchange, or board, the Trading Advisor
and its principals and affiliates shall
promptly and in good faith liquidate
positions equitably among all of their
accounts, including the Partnership's
account, as to which positions are attributed
to the Trading Advisor as nearly as possible
in proportion to the accounts' respective
amounts available for trading (taking into
       account different degrees of leverage)
to the extent necessary to comply with the
applicable position limits.
10.	Representations,
Warranties, and
Covenants.
(a)	Representations of the Trading
Advisor.  The Trading Advisor represents and
warrants that:
(i)	It will exercise good
faith and due care in trading on behalf of
the Partnership pursuant to the trading
program described in the Prospectus or any
other trading programs agreed to by the
General Partner.
(ii)	All information furnished
or to be furnished in writing to the General
Partner by the Trading Advisor relating to
the Trading Advisor or its trading is or will
be accurate and complete in all material
respects.
(iii)	The Trading Advisor has
reviewed the information concerning the
Trading Advisor set forth in the Registration
Statement and Prospectus and such information
is accurate in all material respects;
provided, however, that, with respect to the
hypothetical pro forma table and notes
thereto relating to the Trading Advisor
contained in the Registration Statement and
Prospectus, the only representation being
made is that the numerical and other
information furnished to the Partnership for
purposes of the General Partner's preparation
of such table and notes is accurate in all
material respects.
(iv)	The Trading Advisor shall
follow, at all times, the Trading Policies of
the Partnership (as described in the
Prospectus) and as amended from time to time
with the consent of the Trading Advisor,
which consent shall not be unreasonably
withheld.
(v)	The Trading Advisor shall
trade the Partnership's Net Assets:
(A) pursuant to the same trading program
described in the Prospectus and (B) only in
       futures and option contracts traded on
U.S. contract markets, foreign currency
forward contracts traded with DWR, and such
other commodity interests which are approved
in writing by the General Partner.
(b)	Covenants of the Trading
Advisor.  The Trading Advisor covenants and
agrees that:
(i)	The Trading Advisor shall
use its best efforts to maintain all
registrations and memberships necessary for
the Trading Advisor to continue to act as
described herein and to at all times comply
in all material respects with all applicable
laws, rules, and regulations, to the extent
that the failure to so comply would have a
materially adverse effect on the Trading
Advisor's ability to act as described herein.
(ii)	The Trading Advisor shall
inform the General Partner immediately as
soon as the Trading Advisor or any of its
principals described in the Prospectus
becomes the subject of any investigation,
claim, or proceeding of any exchange,
commission, court or regulatory authority or
becomes a named party to any litigation
materially affecting the business of the
Trading Advisor.  The Trading Advisor shall
also inform the General Partner immediately
if the Trading Advisor or any of its officers
becomes aware of any breach of this Agreement
by the Trading Advisor.
(c)	Covenants of the General
Partner.  The General Partner covenants and
agrees that:
(i)	The General Partner shall
use its best efforts to maintain all
registrations and memberships necessary for the General Partner to continue to act as described herein and in the Prospectus and to at all times comply in all material respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the General Partner's ability to act as described herein and in the Prospectus.

(ii)	The General Partner shall
inform the Trading Advisor immediately as
soon as the General Partner or any of its
principals described in the Prospectus
becomes the subject of any investigation,
claim, or proceeding of any exchange,
commission, court or regulatory authority or
becomes a named party to any litigation
materially affecting the business of the
General Partner.  The General Partner shall
also inform the Trading Advisor immediately
if the General Partner or any of its officers
become aware of any breach of this Agreement
by the General Partner.
11.	Merger or Transfer of
Assets of Trading
Advisor.
The Trading Advisor may merge or
consolidate with, or sell or otherwise
transfer its advisory business, or all or a
substantial portion of its assets, any
portion of its commodity trading systems or
methods, or its goodwill, to any entity that
is directly or indirectly controlled by,
controlling, or under common control with,
the Trading Advisor, provided that such
entity expressly assumes all obligations of
the Trading Advisor under this Agreement and
agrees to continue to operate the business of
the Trading Advisor, substantially as such
business is being conducted on the date
hereof.
12.	Complete Agreement.
This Agreement constitutes the
entire agreement between the parties with
respect to the matters referred to herein,
and no other agreement, verbal or otherwise,
shall be binding as between the parties
unless in writing and signed by the party
against whom enforcement is sought.
13.	Assignment.
This Agreement may not be assigned
by any party hereto without the express
written consent of the other parties hereto.

14.	Amendment.
This Agreement may not be amended
except by the written consent of the parties
hereto.
15.	Severability.
The invalidity or unenforceability
of any provision of this Agreement or any
covenant herein contained shall not affect
the validity or enforceability of any other
provision or covenant hereof or herein
contained and any such invalid provision or
covenant shall be deemed to be severable.
16.	Certificates and
Opinions.
The Trading Advisor shall, at the
Partnership's closings, provide such
certificates and opinions as are specified in
the Selling Agreement.
17.	Inconsistent Filings.
Prior to the end of 90 days
following termination of the offering of Units, the Trading Advisor agrees not to file, participate in the filing of, or publish any description of the Trading
Advisor, or of its respective principals and affiliates or trading approaches that is materially inconsistent with those in the Registration Statement and Prospectus, without so informing the General Partner and furnishing to it copies of all such filings within a reasonable period prior to the date of filing or publication. No such description shall be published or filed to which the General Partner reasonably objects, except as otherwise required by law. If a copy of any materially inconsistent filing or publication is filed or published after the 90th day following termination of the offering of Units, the Trading Advisor shall promptly furnish the General Partner with such a copy, but the Trading Advisor need not give the General Partner prior notice thereof.

18.	Disclosure Documents.
During the term of this Agreement,
the Trading Advisor shall use its best
efforts to, but in any event upon request of
the General Partner shall, furnish to the
General Partner promptly copies of all
disclosure documents filed with the CFTC or
NFA by the Trading Advisor and, during the
offering of Units, any and all notices from
the CFTC and/or the NFA regarding any
material deficiencies in such disclosure
documents.  The General Partner acknowledges
receipt of the Trading Advisor's disclosure
document dated March 31, 1993.
19.	Notices.
All notices required to be
delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows
(or to such other address as the party
entitled to notice shall hereafter designate in accordance with the terms hereof):
if to the Partnership:

Dean Witter World Currency
Fund L.P.
c/o Demeter Management
Corporation
2 World Trade Center
62nd Floor
New York, New York  10048
Attn:  Mark J. Hawley
if to the General Partner:

Demeter Management Corporation
2 World Trade Center
62nd Floor
New York, New York  10048
Attn: Mark J. Hawley
if to the Trading Advisor:

CCA Capital Management, Inc.
266A Delaware Avenue
Delmar, New York  12054
Attn:  J. Scott Merritt
20.	Survival.
The provisions of this Agreement
shall survive the termination of this
Agreement with respect to any matter arising
while this Agreement was in effect.
21.	Governing Law.
This Agreement shall be governed
by, and construed and enforced in accordance
with, the law of the State of New York,
without reference to choice of law doctrine.
If any action or proceeding shall be brought
by a party to this Agreement or to enforce
any right or remedy under this Agreement,
each party hereto hereby consents and will
submit to the jurisdiction of the courts of
the State of New York or any Federal court
sitting in the County, City, and State of New
York.  Any action or proceeding brought by
any party to this Agreement to enforce any
right, assert any claim, or obtain any relief
whatsoever in connection with this Agreement
shall be brought by such party exclusively in
the courts of the State of New York or any
Federal court sitting in the County, City and
State of New York.
22.	Remedies.
In any action or proceeding arising
out of any of the provisions of this
Agreement, the Trading Advisor agrees not to seek any prejudgment equitable or ancillary relief. The Trading Advisor agrees that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement.

23.	Headings.
Headings to sections herein are for
the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, this Agreement
has been executed for and on behalf of the undersigned as of the day and year first above written.

DEAN WITTER WORLD CURRENCY
FUND L.P.
by	Demeter Management
Corporation, General
Partner
By	/s/ Mark J. Hawley
DEMETER MANAGEMENT
CORPORATION
By	/s/ Mark J. Hawley
CCA CAPITAL MANAGEMENT, INC.
By	/s/ J. Scott Merritt
   President